EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2004 relating to the consolidated financial statements of InSite Vision Incorporated, which appears in InSite Vision Incorporated's Annual Report on Form 10-K/A for the year ended December 31, 2003.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
June 29, 2004